Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	CONTACT: Investor Relations
February 12, 2004	804-217-5897

DYNEX CAPITAL, INC.

TO REDEEM FEBRUARY 2005 SENIOR NOTES

Dynex Capital, Inc. (NYSE: DX) reported today that it anticipates redeeming its February 2005 Senior Notes in full in connection with the upcoming quarterly payment due on March 1, 2004. The Company has formally notified the Trustee of its intention to fully redeem the Senior Notes. These Senior Notes were issued in connection with a self-tender offer for Preferred Stock completed in February 2003, and are being repaid one full year before their scheduled maturity. The aggregate amount of Senior Notes to be redeemed on March 1, 2004 is $10.1 million.

The redemption of the Senior Notes in part is a result of the proposed recapitalization of the Company announced on January 8, 2004, pursuant to which the Company is offering to exchange new Senior Notes due 2007 for outstanding Series A, Series B and Series C Preferred Stock, and will be seeking to amend its articles of incorporation to convert the existing Series A, Series B and Series C Preferred Stock into a new Series D Preferred Stock. The Company has filed a preliminary Schedule TO and proxy statement with the Securities and Exchange Commission in connection with the proposed recapitalization plan. The Company anticipates that the special meetings of the preferred shareholders and common shareholders to approve certain aspects of the recapitalization plan will take place in early April.

The Company also announced that cash flow from the investment portfolio for the fourth quarter approximated $13.2 million, versus $14.0 million during the third quarter. The Company called during the quarter $28.9 million of mortgage-backed securities backed by seasoned single-family loans and added these securities to its investment portfolio. The Company utilized a combination of available cash and repurchase agreement financing to call these securities.

The Company expects to report its results for the fourth quarter later this month or in early March. The Company will schedule a conference call at that time for its shareholders to discuss its fourth quarter results and the recapitalization plan.

Dynex Capital has filed preliminary proxy statements and preliminary Schedule TO with the SEC with respect to the recapitalization plan. Any solicitation of proxies will only be made pursuant to definitive proxy statements that are filed with the SEC and mailed to shareholders. In addition, Dynex Capital has not commenced the exchange offer that is referred to in this press release. Upon commencement of the exchange offer, Dynex Capital will file with the SEC an amended Schedule TO and related exhibits, including an offering circular, letters of transmittal and other related documents that will be mailed to holders of the Series A, Series B and Series C Preferred Stock.

DYNEX CAPITAL URGES SHAREHOLDERS TO REVIEW THE OFFERING CIRCULAR, SCHEDULE TO, PROXY STATEMENTS AND OTHER RELATED DOCUMENTS FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION RELATED TO THE RECAPITALIZATION TRANSACTION, INCLUDING THE EXCHANGE OFFER AND THE SERIES D CONVERSION. THESE DOCUMENTS WILL BE AVAILABLE WITHOUT CHARGE ON THE SEC’S WEBSITE AT WWW.SEC.GOV. A FREE COPY OF THESE DOCUMENTS MAY ALSO BE OBTAINED FROM DYNEX CAPITAL OR ITS INFORMATION AGENT. SHAREHOLDERS SHOULD READ THE OFFERING CIRCULAR, SCHEDULE TO, PROXY STATEMENT AND RELATED INFORMATION CAREFULLY BEFORE MAKING ANY DECISION ON HOW TO VOTE AT THE SPECIAL MEETING OR WHETHER TO TENDER THEIR SHARES IN THE EXCHANGE OFFER.

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any shares of the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock of Dynex Capital. The solicitation of offers to buy shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock of Dynex Capital will only be made pursuant to the Offering Circular and other offer documents, which will be delivered to all of the holders of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, at no expense to them.

Dynex Capital, Inc. is a financial services company that elects to be treated as a real estate investment trust (REIT) for federal income tax purposes. Additional information about Dynex Capital, Inc. is available at www.dynexcapital.com.

Note: This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Act of 1995. The words “believe”, “expect”, “forecast”, “anticipate”, “estimate”, “project”, “plan”, and similar expressions identify forward-looking statements that are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. The Company’s actual results and timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements as a result of unforeseen external factors. As discussed in the Company’s filings with the SEC, these factors may include, but are not limited to, changes in general economic and market conditions, disruptions in the capital markets, fluctuations in interest rates, the accuracy of subjective estimates used in determining the fair value of certain financial assets of the Company, the impact of recently issued financial accounting standards, increases in costs and other general competitive factors.

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